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                                                                    EXHIBIT 10.8

[DLRA LOGO]

December 23, 2002

Lawrence A Denton
579 Pine Valley Way
Bloomfield Hills,MI 48302

Dear Larry:

This letter confirms our offer and your acceptance of the President and Chief Executive Officer position with Dura Automotive Systems, Inc. We anticipate that your first day of employment with the company will be as soon as practical but not later than January 31,2003. Details of the offer are as follows:

Compensation

Your annual base salary will be $700,000 per year, payable twice monthly.

Flexible Perquisites

$40,000 per year. This program provides reimbursement for expenses such as company auto, country club membership or other membership fees, financial counseling, auxiliary life insurance, and a short list of other allowable expenses. A copy of the policy is enclosed.

Bonus Opportunity

Bonus Factor 1 will be 100%. As we discussed, you will recommend to the compensation committee modifications to the existing bonus plan that will provide higher rewards for substantially higher performance. A copy of the current plan is enclosed.

Signing Bonus

A one-time payment of $400,000 will be paid within thirty days of your start date, less applicable taxes. Should you voluntarily terminate within twenty-four months you agree to reimburse the company 100% of the net amount of the signing bonus.

Stock Options

250,000 non-qualified stock options will be granted at a date to be determined by the Board Compensation Committee but not later than the 2003 shareholder's meeting. The options will vest pro-rata over a four-year period. A copy of the Stock Incentive Plan is enclosed.

Leadership Stock Purchase Plan

You will be eligible to participate in the Deferred Income Leadership Stock Purchase Plan. A copy of the plan is enclosed.

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Restricted Stock

We agree to develop a specific plan to grant an award of 100,000 shares of restricted stock to vest on your fifth anniversary with the company. Vesting will depend on a set of performance factors which will be negotiated between you and the Board Compensation Committee.

Vacations and Holidays

At the company officer level we do not specify a set period of time for vacations, but strongly encourage you to take time with your family as appropriate.

Currently we have ten paid holidays per year.

Benefit Programs

You will be provided a comprehensive program of medical, dental, life and disability benefits. You will also be eligible to participate in Dura's 401K Plan. A summary is enclosed.

Supplemental Executive Retirement Plan

You will be included as a participant in the 2003 Supplemental Executive Retirement Plan. For purposes of benefit calculations, your years of service will be multiplied by two up to the maximum years of service allowed under the plan. The plan is in the process of being reviewed and approved by the Board of Directors. A copy will be forwarded to you no later than December 31,2002.

Severance

Should the company terminate the employment relationship for reasons other than gross misconduct, you will receive twenty-four months of base salary and health benefits. Dura is an at-will employer and as such it retains the right to terminate your employment at any time and you retain a similar right.

In addition to the above and as we discussed, it is the Board's expectation that you will acquire a meaningful number of Dura shares on the open market during your first year of employment This, of course, is subject to the trading rules established for Officers and Directors of the company.

Larry, we are very pleased with your decision to join Dura and believe you will make a very important contribution to the future success of the company.

Sincerely;

/s/ JAMES O. FUTTERKNECHT                      /s/ THERESA L. SKOTAK
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James O. Futterknecht                          Theresa L. Skotak
Chairman,Succession Planning Committee         Vice President, Human Resources
Board of Directors, Dura Automotive            Dura Automotive Systems, Inc.
Systems, Inc.

Enclosures

Accepted: /s/ LAWRENCE A. DENTON               Date: DECEMBER 27, 2002
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              Lawrence A. Denton